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                               FINANCING AGREEMENT

                       THE CIT GROUP/BUSINESS CREDIT, INC.

                                   (AS LENDER)

                                       AND

                           PENWEST PHARMACEUTICALS CO.

                                  (AS BORROWER)

                             DATED: JANUARY 17, 2001


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                                TABLE OF CONTENTS

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                                                                          Page
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SECTION 1.   DEFINITIONS......................................................3

SECTION 2.   CONDITIONS PRECEDENT............................................12

SECTION 3.   REVOLVING LOANS.................................................15

SECTION 4.   INTENTIONALLY OMITTED...........................................19

SECTION 5.   INTENTIONALLY OMITTED...........................................19

SECTION 6.   COLLATERAL......................................................19

SECTION 7.   REPRESENTATIONS, WARRANTIES AND COVENANTS.......................32

SECTION 8.   INTEREST, FEES AND EXPENSES.....................................27

SECTION 9.   POWERS..........................................................30

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES..................................30

SECTION 11.  TERMINATION.....................................................34

SECTION 12.   MISCELLANEOUS..................................................34


EXHIBIT

SCHEDULES

Schedule 1 -Collateral Information


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         THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, with offices located at 1211 Avenue of the Americas, 22nd Floor, New York, New York 10036 (hereinafter "CIT") is pleased to confirm the terms and conditions under which CIT shall make revolving loans and other financial accommodations to Penwest Pharmaceuticals Co., a Washington corporation with a principal place of business at 2981 Route 22, Patterson, New York 12563-9970 (herein the "Company").

SECTION 1. DEFINITIONS

ACCOUNTS shall mean all of the Company's now existing and future: (A) accounts (as defined in the UCC) due from customers located in the United States or Canada, and any and all other receivables (whether or not specifically listed on schedules furnished to CIT), including, without limitation, all accounts created by, or arising from, all of the Company's sales, leases, rentals of goods or renditions of services to its customers located in the United States or Canada, and further including but not limited to, those accounts arising under any of the Company's trade names or styles, or through any of the Company's divisions and further including remaining amounts due from Mylan Pharmaceuticals Inc. pursuant to Section 7 of a Letter of Agreement of February 25, 2000 between Mylan Pharmaceuticals Inc. and Company; (B) any and all instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC) arising from the sale of Inventory or the collection of Accounts; (C) unpaid seller's or lessor's rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (D) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (E) reserves and credit balances arising in connection with or pursuant hereto; (F) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC) arising from the sale of Inventory or the collection of Accounts; (G) insurance policies or rights relating to any of the foregoing; (H) general intangibles constituting rights to payment pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software relating thereto; (I) notes, deposits or property of account debtors securing the obligations of any such account debtors to the Company; and (J) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

ADMINISTRATIVE MANAGEMENT FEE shall mean the sum of $25,000.00 per year and be paid to CIT in accordance with Section 8, paragraph 8.8 hereof to offset the expenses and costs (excluding Out-of-Pocket Expenses and auditor fees) of CIT in connection with administration, record keeping, analyzing and evaluating the Collateral.

ANNIVERSARY DATE shall mean the date occurring three (3) years from the Closing Date and the same date in every year thereafter.


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AVAILABILITY shall mean at any time the amount by which: (a) the Borrowing Base exceeds (b) the sum of (i) the outstanding aggregate amount of all Obligations, including without limitation, all Obligations with respect to Revolving Loans and (ii) the Availability Reserve.

AVAILABILITY RESERVE shall be calculated as the sum of: (a) during such times as there exists Availability of less than $1,000,000, (i) three (3) months rental payments or similar charges for any of the Company's leased premises or other Collateral locations for which the Company has not delivered to CIT a landlord's waiver in form and substance reasonably satisfactory to CIT, plus (ii) three (3) months estimated payments plus any other fees or charges owing by the Company to any applicable warehousemen or third party processor (as determined by CIT in its reasonable business judgement), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to CIT of any such acceptable waiver, (y) the opening or closing of a Collateral location and/or (z) any change in the amount of rental, storage or processor payments or similar charges; plus (b) any reserve which CIT may reasonably require from time to time pursuant to this Financing Agreement; and plus (c) such other reserves as CIT deems necessary in its reasonable judgment as a result of negative forecasts and/or trends in the Company's business, industry, prospects, profits, operations or financial condition, or other issues, circumstances or facts that could otherwise negatively impact the Company, its business, prospects, profits, operations, industry, financial condition or assets.

BORROWING BASE shall mean the sum of (a) eighty-five percent (85%) of the US Dollar value of the Company's aggregate outstanding Eligible Accounts Receivable, provided, however, that if the then Dilution Percentage is greater than five percent (5%), then the rate of advance herein shall be reduced by the amount of such excess Dilution Percentage, plus (b) the lesser of (i)(a) sixty percent (60%) of the aggregate value of the Company's Eligible Saleable Inventory, valued at the lower of cost, market or orderly liquidation value, on a first in, first out basis plus (i)(b) twenty percent (20%) of the aggregate value of the Company's Eligible Other Inventory, valued at the lower of cost or orderly liquidation value, on a first in, first out basis, or (ii) the Inventory Loan Cap.

BUSINESS DAY shall mean any day on which CIT and The Chase Manhattan Bank are open for business.

CHASE BANK RATE shall mean the rate of interest per annum announced by The Chase Manhattan Bank from time to time as its prime rate in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by The Chase Manhattan Bank to its borrowers).

CLOSING DATE shall mean the date that this Financing Agreement has been duly executed by the parties hereto and delivered to CIT.

COLLATERAL shall mean all present and future Accounts, Inventory, Documents of Title, General Intangibles, all royalty payments due to Company from Mylan Pharmaceuticals Inc., provided


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however, that the right to receive and collect such royalty payments shall not be effective until after an Event of Default, and Other Collateral.

COMMITMENT LETTER shall mean the Commitment Letter, dated January 8, 2001, issued by CIT to, and accepted by, the Company.

CONSOLIDATED BALANCE SHEET shall mean a consolidated or compiled, as applicable, balance sheet for the Company and the consolidated subsidiaries of the Company eliminating all inter-company transactions and prepared in accordance with GAAP.

CONSOLIDATING BALANCE SHEET shall mean a Consolidated Balance Sheet plus individual balance sheets for the Company and the subsidiaries of the Company, showing all eliminations of inter-company transactions, including a balance sheet for the Company exclusively, all prepared in accordance with GAAP.

COPYRIGHTS shall mean all present and hereafter acquired copyrights, copyright registrations, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, goodwill, any and all general intangibles, intellectual property and rights pertaining thereto, and all cash and non-cash proceeds thereof relating solely to the sale and disposition of the Inventory.

DEFAULT shall mean any event specified in Section 10 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.

DEFAULT RATE OF INTEREST shall mean a rate of interest per annum on any Obligations hereunder, equal to the sum of: (a) two percent (2%) and (b) the applicable increment over the Chase Bank Rate (as set forth in Paragraph 8.1 hereof) plus the Chase Bank Rate, which CIT shall be entitled to charge the Company on all Obligations due CIT by the Company, as further set forth in Paragraph 10.2 of Section 10 of this Financing Agreement.

DEPOSITORY ACCOUNTS shall mean the collection accounts, which are subject to CIT's instructions, as specified in Paragraph 3.4 of Section 3 of this Financing Agreement.

DILUTION PERCENTAGE shall mean, as of the time of calculation, the then sum of the Borrower's credits, claims, allowances, discounts, write-offs, contras, off-sets and deductions divided by the then sum of Trade Accounts Receivable, all calculated on a rolling ninety (90) day average, as determined and calculated by CIT from time to time.

DOCUMENTATION FEE shall mean (A) the fees and expenses of Polivy & Taschner, LLC of Six Central Row, Second Floor, Hartford, Connecticut 06103 in documenting the transaction, and (B) subsequent to the Closing Date, CIT's standard fees relating to any and all modifications, waivers, releases, amendments or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations.


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DOCUMENTS OF TITLE shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

EARLY TERMINATION DATE shall mean the date on which the Company terminates this Financing Agreement or the Revolving Line of Credit which date is prior to an Anniversary Date.

EARLY TERMINATION FEE shall: (A) mean the fee CIT is entitled to charge the Company in the event the Company terminates the Revolving Line of Credit or this Financing Agreement on a date prior to an Anniversary Date; and (B) be determined by multiplying the Revolving Line of Credit by (x) three quarters of one percent (0.75%) if the Early Termination Date occurs on or before two (2) years from the Closing Date and (z) one half of one percent (0.50%) if the Early Termination Date occurs after two (2) years from the Closing Date but prior to January 17, 2004.

ELIGIBLE ACCOUNTS RECEIVABLE shall mean the gross amount of the Company's Trade Accounts Receivable that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT, which conform to the warranties contained herein and which, at all times, continue to be acceptable to CIT in the exercise of its reasonable judgment, less, without duplication, the sum of: (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), and (b) reserves for any such Trade Accounts Receivable that arise from or are subject to or include: (i) sales to the United States of America, the government, or any governmental agency, department or division of the United States or Canada, or any state, province or other governmental entity within the United States or Canada, except for any such sales as to which the Company has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation, to CIT's satisfaction in the exercise of its reasonable business judgment; (ii) Accounts that remain unpaid more than ninety (90) days from invoice date; (iii) contra accounts; (iv) sales to any subsidiary, or to any company affiliated with the Company in any way; (v) bill and hold (deferred shipment) or consignment sales; (vi) sales to any customer which is: (A) insolvent, (B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (C) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (D) financially unacceptable to CIT or has a credit rating unacceptable to CIT; (vii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than ninety (90) days from invoice date; (viii) sales to any customer and/or its affiliates to the extent such sales exceed at any one time twenty percent (20%) or more of all Eligible Accounts Receivable; (ix) pre-billed receivables and receivables arising from progress billing; (x) an amount representing, historically, returns, discounts, claims, credits, allowances and applicable terms; (xi) sales not payable in United States currency; (xii) the remaining amount due to Company by Mylan Pharmaceuticals Inc. under Section 7 of the Letter of Agreement of February 25, 2000 if in any month the scheduled monthly payment is not received by Company on or before the 10th day of such month; and (xiii) any other reasons deemed necessary by CIT in its reasonable judgment, including



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without limitation those which are customary either in the commercial finance industry or in the lending practices of CIT.

ELIGIBLE SALEABLE INVENTORY shall mean the gross amount of the Company's Inventory that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT and which is not subject to "quarantine", a hold on shipment for any reason, inspection, quality testing or is in any other manner not available for immediate sale, shipment and distribution in the normal course of the Company's business to customers of the Company and which conforms to the warranties contained herein and which, at all times continues to be acceptable to CIT in the exercise of its reasonable judgment, less, without duplication, any (a) work-in-process or Inventory being held prior to distribution and sale subject to testing and quality determination, (b) supplies (other than raw materials), (c) Inventory not present in the continental United States of America, (d) Inventory returned or rejected by the Company's customers (other than goods that are undamaged and re-salable in the normal course of business) and goods to be returned to the Company's suppliers, (e) Inventory in transit to third parties (other than the Company's agents or warehouses), or in the possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed a notice of security interest agreement (in form and substance satisfactory to CIT) and CIT shall have a first priority perfected security interest in such Inventory, and (f) less any reserves required by CIT in its reasonable discretion, including without limitation for special order goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes.

ELIGIBLE OTHER INVENTORY shall mean the gross amount of the Company's Inventory that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT and which is not Eligible Saleable Inventory but is being held prior to sale, shipment or distribution subject to "release from quarantine", a hold for any other reason, inspection or quality testing, in the normal course of the Company's business, and which conforms to the warranties contained herein and which, at all times continues to be acceptable to CIT in the exercise of its reasonable judgment, less, without duplication, any (a) work-in-process, (b) supplies (other than raw materials), (c) Inventory not present in the continental United States of America, (d) Inventory returned or rejected by the Company's customers (other than goods that are undamaged and re-salable in the normal course of business) and goods to be returned to the Company's suppliers, (e) Inventory in transit to third parties (other than the Company's agents or warehouses), or in the possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed a notice of security interest agreement (in form and substance satisfactory to CIT) and CIT shall have a first priority perfected security interest in such Inventory, and (f) less any reserves required by CIT in its reasonable discretion, including without limitation for special order goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes. Eligible Other Inventory shall not include that amount of "TIMERx" inventory which is otherwise reserved for by CIT.


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EQUIPMENT shall mean all present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

EVENT(S) OF DEFAULT shall have the meaning provided for in Section 10 of this Financing Agreement.

FISCAL QUARTER shall mean, with respect to the Company, each three (3) month period ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

FISCAL YEAR shall mean each twelve (12) month period commencing on January 1of each year and ending on the following December 31.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply, provided that in the event the Company modifies its accounting principles and procedures as applied as of the Closing Date, the Company shall provide such statements of reconciliation as shall be in form and substance acceptable to CIT.

GENERAL INTANGIBLES shall mean all present and hereafter acquired general intangibles (as defined in the UCC) relating solely to the sale and distribution of Inventory or as proceeds of Accounts, and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, tradenames, corporate names, business names, logos and any other designs or sources of business identities relating solely to the sale and distribution of Inventory, (b) Patents, together with any improvements on said Patents relating solely to the sale and distribution of Inventory, (c) Copyrights relating solely to the sale and distribution of Inventory, (d) trade secrets relating solely to the sale and distribution of Inventory, (e) licenses, permits and franchises relating solely to the sale and distribution of Inventory, (f) all right, title and interest in and to any and all extensions and renewals, (g) goodwill with respect to any of the foregoing, (h) all customer lists, distribution agreements, supply agreements, indemnification rights and all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between the Company and any licensee of any of the Company's General Intangibles.

INDEBTEDNESS shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized.


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INSURANCE PROCEEDS shall mean proceeds or payments from an insurance carrier with respect to any loss, casualty or damage to Collateral.

INVENTORY shall mean all of the Company's present and hereafter acquired inventory (as defined in the UCC) and including, without limitation, pharmaceutical excipients manufactured by the Company, pharmaceutical excipients held for distribution including manufactured bulk TIMERx, all other merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work-in-process to finished goods and all proceeds thereof of whatever sort.

INVENTORY LOAN CAP shall mean the amount of $5,000,000.

LINE OF CREDIT shall mean the aggregate commitment of CIT to make Revolving Loans pursuant to Section 3 of this Financing Agreement in the aggregate amount equal to $10,000,000.

LINE OF CREDIT FEE shall: (a) mean the fee due CIT at the end of each month for the Line of Credit, and (b) be determined by multiplying the difference between
(i) the Revolving Line of Credit and (ii) for said month, the average daily balance of Revolving Loans by one half of one percent (0.50%) per annum for the number of days in said month.

LOAN DOCUMENTS shall mean this Financing Agreement, the other closing documents and any other ancillary loan and security agreements executed from time to time in connection with this Financing Agreement, all as may be renewed, amended, extended, increased or supplemented from time to time.

LOAN FACILITY FEE shall mean the fee payable to CIT in accordance with, and pursuant to, the provisions of Paragraph 8.7 of Section 8 of this Financing Agreement.

NET WORTH shall mean, at any date of determination, an amount equal to (a) Total Tangible Assets minus (b) Total Liabilities, and shall be determined in accordance with GAAP and otherwise on a consistent basis with the latest audited financial statements of the Company.

OBLIGATIONS shall mean all loans, advances and extensions of credit made or to be made by CIT to the Company or to others for the Company's account (including, without limitation, all Revolving Loans); any and all indebtedness and obligations which may at any time be owing by the Company to CIT howsoever arising, whether now in existence or incurred by the Company from time to time hereafter; whether principal, interest, fees, costs, expenses or otherwise; whether secured by pledge, lien upon or security interest in any of the Company's Collateral, assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Company is liable to CIT for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include indebtedness owing to CIT by the Company under any Loan


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Document or under any other agreement or arrangement now or hereafter entered into between the Company and CIT; indebtedness or obligations incurred by, or imposed on, CIT as a result of environmental claims arising out of the Company's operations, premises or waste disposal practices or sites in accordance with paragraph 7.7 hereof; the Company's liability to CIT as maker or endorser of any promissory note or other instrument for the payment of money; the Company's liability to CIT under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which CIT may make or issue to others for the Company's account, CIT's acceptance of drafts or CIT's endorsement of notes or other instruments for the Company's account and benefit; and any and all indebtedness, liabilities or obligations of every kind, nature and description owing by the Company to any affiliate of CIT.

OTHER COLLATERAL shall mean all now owned and hereafter acquired lockbox, blocked account and any other deposit accounts maintained with any bank or financial institutions into which the proceeds of Collateral are or may be deposited; all cash and other monies and property in the possession or control of CIT; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and all cash and non-cash proceeds of the foregoing.

OUT-OF-POCKET EXPENSES shall mean all of CIT's present and future expenses incurred relative to this Financing Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, without being limited to: the cost of record searches, all costs and expenses incurred by CIT in opening bank accounts, depositing checks, receiving and transferring funds, and wire transfer charges, any charges imposed on CIT due to returned items and "insufficient funds" of deposited checks and CIT's standard fees relating thereto, and CIT's standard fees relating to travel, lodging and similar expenses of CIT's personnel in connection with inspecting and monitoring the Collateral from time to time hereunder and a per diem charge of $750.00 per day (or such greater amount as is then currently the standard charge by CIT) per employee or authorized agent of CIT in conducting audits, and Collateral inspection and monitoring, any applicable counsel fees and disbursements, fees and taxes relative to the filing of financing statements, all expenses, costs and fees set forth in Paragraph 10.3 of Section 10 of this Financing Agreement.

OVERADVANCE RATE shall mean a rate equal to one-half of one percent (1/2%) per annum in excess of the applicable contract rate of interest determined in accordance with Section 8, Paragraph 8.1(a) of this Financing Agreement.

OVERADVANCES shall mean the amount by which (a) the sum of all outstanding Revolving Loans and advances made hereunder exceed (b) the Borrowing Base.

PATENTS shall mean all of the Company's present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, relating solely to the sale and distribution of Inventory and all income, royalties, cash and non-cash proceeds thereof.



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PERMITTED ENCUMBRANCES shall mean: (a) liens of local or state authorities for franchise or other like Taxes, provided that the aggregate amounts of such liens shall not exceed $50,000.00 in the aggregate at any one time; (b) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by the Company in accordance with GAAP; (c) deposits made (and the liens thereon) in the ordinary course of business of the Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts;
(d) liens granted CIT by the Company; (e) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $50,000.00 (other than liens bonded or insured to the reasonable satisfaction of CIT); and (f) tax liens which are not yet due and payable or which are being diligently contested in good faith by the Company by appropriate proceedings, and which liens are not
(x) filed on any public records, or (y) for Taxes due the United States of America or any state thereof having similar priority statutes, as further set forth in paragraph 7.6 hereof.

PERMITTED INDEBTEDNESS shall mean: (A) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (B) the Indebtedness secured by Purchase Money Liens; (C) Indebtedness arising under this Financing Agreement;
(D) deferred Taxes and other expenses incurred in the ordinary course of business; (E) other Indebtedness existing on the date of execution of this Financing Agreement and listed in the most recent financial statement delivered to CIT or otherwise disclosed to CIT in writing prior to the Closing Date; (F) other Indebtedness up to $100,000 in the aggregate outstanding at any time; and
(G) other Indebtedness in excess of $100,000 in the aggregate provided that the Company has provided written notice to CIT not less than ten (10) Business Days prior to the incurrence of such Indebtedness.

PURCHASE MONEY LIENS shall mean liens on any item of Equipment acquired after the date of this Financing Agreement provided that (A) each such lien shall attach only to the property to be acquired and (B) a description of the Equipment so acquired is furnished to CIT.

REVOLVING LINE OF CREDIT shall mean the aggregate commitment of CIT to make loans and advances pursuant to Section 3 of this Financing to the Company, in the aggregate amount equal to the sum of $10,000,000.

REVOLVING LOAN ACCOUNT shall mean the account on CIT's books, in the Company's name, in which the Company will be charged with all Obligations under this Financing Agreement.



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REVOLVING LOANS shall mean the loans and advances made, from time to time, to or for the account of the Company by CIT pursuant to Section 3 of this Financing Agreement.

TAXES shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by the Company with respect to its business, operations, Collateral or otherwise.

TOTAL TANGIBLE ASSETS shall mean the net book value of all tangible assets consisting of cash, cash equivalents, Accounts (deemed at the time of calculation to be collectible), Inventory (net of obsolete, slow moving or otherwise unsaleable items), real estate, software, equipment and cash surrender value of Company owned life insurance policies, but not including any intangible assets such as patents, trademarks, copyrights, goodwill, amortized acquisition costs or such similar items, as determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Company.

TOTAL LIABILITIES shall mean total liabilities determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Company.

TRADE ACCOUNTS RECEIVABLE shall mean that portion of the Company's Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of the Company's business or arise under Section 7 of a Letter of Agreement between Mylan Pharmaceuticals Inc. and Company of February 25, 2000.

TRADEMARKS shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals relating solely to the sale and distribution of Inventory, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.

UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the state of New York.

SECTION 2. CONDITIONS PRECEDENT

         2.1      CONDITIONS TO THE INITIAL EXTENSION OF CREDIT

         The obligation of CIT to make the initial loans hereunder is subject to the satisfaction of, extension of or waiver of in writing, on or prior to, the Closing Date, the following conditions precedent:

         (A) LIEN SEARCHES - CIT shall have received tax, judgment and Uniform Commercial Code searches satisfactory to CIT for all locations presently occupied or used by the Company.

         (B) CASUALTY INSURANCE - The Company shall have delivered to CIT evidence satisfactory to CIT that casualty insurance policies listing CIT as additional insured and loss payee are in full force and effect, all as set forth in Paragraph 7.5 of Section 7 of this Financing Agreement.

         (C) UCC FILINGS - Any financing statements required to be filed in order to create, in favor of CIT, a first perfected security interest in the Collateral, subject only to the Permitted Encumbrances, shall have been properly filed in each office in each jurisdiction required in order to create in favor of CIT a perfected lien on the Collateral. CIT shall have received acknowledgment copies of all such filings (or, in lieu thereof, CIT shall have received other evidence satisfactory to CIT that all such filings have been made) and CIT shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

         (D) BOARD RESOLUTION - CIT shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of (i) this Financing Agreement and (ii) any related agreements, in each case certified by the Secretary or Assistant Secretary of the Company as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of the Company as to the incumbency and signature of the officers of the Company executing such Loan Documents and any certificate or other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

         (E) CORPORATE ORGANIZATION - CIT shall have received (i) a copy of the Certificate of Incorporation of the Company certified by the Secretary of State of Washington, and (ii) a copy of the By-Laws of the Company certified by the Secretary or Assistant Secretary thereof, all as amended through the date hereof.

         (F) OFFICER'S CERTIFICATE - CIT shall have received an executed Officer's Certificate of the Company, satisfactory in form and substance to CIT, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the Closing Date; (ii) the Company is in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred

         (G) OPINIONS - Counsel for the Company shall have delivered to CIT opinions satisfactory to CIT opining, inter alia, that, subject to the (i) filing, priority and remedies provisions of the Uniform Commercial Code, (ii) the provisions of the Bankruptcy Code, insolvency statutes or other like laws,
(iii) the equity powers of a court of law and (iv) such other matters as may be agreed upon with CIT: (x) this Financing Agreement and all other Loan Documents of the Company are (A) valid, binding and enforceable according to their terms,
(B) are duly authorized, executed and delivered, and (C) do not violate any terms, provisions, representations or covenants in the charter or by-laws of the Company or the or, to the best knowledge of such counsel, of any loan agreement, mortgage, deed of trust, note, security or pledge agreement or indenture.

         (H) ABSENCE OF DEFAULT - No Default or Event of Default shall have occurred and no material adverse change shall have occurred in the financial condition, business, prospects, profits, operations or assets of the Company or the Company's subsidiaries.

         (I) LEGAL RESTRAINTS/LITIGATION - As of the Closing Date, there shall be no: (x) litigation, investigation or proceeding (judicial or administrative) pending or threatened against the Company or its assets, by any agency, division or department of any county, city, state or federal government arising out of this Financing Agreement; (y) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Financing Agreement; or (z) suit, action, investigation or proceeding (judicial or administrative) pending against the Company or its assets, which, in the opinion of CIT, if adversely determined, could have a material adverse effect on the business, operation, assets, financial condition or Collateral of the Company.

         (J) ADDITIONAL DOCUMENTS - The Company shall have executed and delivered to CIT all Loan Documents necessary to consummate the lending arrangement contemplated between the Company and CIT.

         (K) DISBURSEMENT AUTHORIZATION - The Company shall have delivered to CIT all information necessary for CIT to issue wire transfer instructions on behalf of the Company for the initial and subsequent loans and/or advances to be made under this Financing Agreement including, but not limited to, disbursement authorizations in form acceptable to CIT.

         (L) EXAMINATION & VERIFICATION -CIT shall have completed, to CIT's satisfaction, an examination and verification of the Accounts, Inventory, financial statements, books and records of the Company which examination shall indicate that, after giving effect to all Revolving Loans, advances and extensions of credit to be made at closing, the Company shall have an opening additional Availability of at least $2,000,000 , as evidenced by a Borrowing Base certificate delivered by the Company to CIT as of the Closing Date, all as more fully required by the CIT Commitment Letter. It is understood that such requirement contemplates that all debts and obligations are current, and that all payables are being handled in the normal course of the Company's business and consistent with its past practice.

         (M) DEPOSITORY ACCOUNTS - The Company shall have established a system of lockbox and bank accounts with respect to the collection of Accounts and the deposit of proceeds of Collateral as shall be acceptable to CIT in all respects. Such accounts shall be subject to three party agreements (between the Company, CIT and the depository bank), which shall be in form and substance satisfactory to CIT.

         (N) CIT COMMITMENT LETTER - The Company shall have fully complied, to the reasonable satisfaction of CIT, with all of the terms and conditions of the CIT Commitment Letter.

Upon the execution of this Financing Agreement and the initial disbursement of loans hereunder, all of the above Conditions Precedent shall have been deemed satisfied except as otherwise set forth hereinabove or as the Company and CIT shall otherwise agree in writing.

         2.2      CONDITIONS TO EACH SUBSEQUENT EXTENSION OF CREDIT

         Except to the extent expressly set forth in this Financing Agreement, the agreement of CIT to make any extension of credit requested to be made by it to the Company on any date (including without limitation, the initial extension of credit) is subject to the satisfaction of the conditions precedent denoted as
(A), (B) and (C) below:

         (A) REPRESENTATIONS AND WARRANTIES - Each of the representations and warranties made by the Company in or pursuant to this Financing Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date.

         (B) NO DEFAULT - No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

         (C) BORROWING BASE - Except as may be otherwise agreed to from time to time by CIT and the Company in writing, after giving effect to the extension of credit requested to be made by the Company on such date, the aggregate outstanding balance of the Revolving Loans owing by the Company will not exceed the lesser of (i) the Revolving Line of Credit or (ii) the Borrowing Base.

         The agreement of CIT to make any extension of credit requested to be made by it to the Company on and after March 1, 2001 is subject to the satisfaction of the condition precedent denoted as (D) below:

         (D) CASH BUDGET PROJECTIONS - On or before February 28, 2001, CIT shall have received a twelve (12) month cash budget projection prepared by the Company.

Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such loan or advance that each of the representations, warranties and covenants contained in the Financing Agreement have been satisfied and are true and correct, except as the Company and CIT shall otherwise agree herein or in a separate writing.

SECTION 3. REVOLVING LOANS

         3.1 CIT agrees, subject to the terms and conditions of this Financing Agreement, from time to time (but subject to CIT's right to make "Overadvances"), to make loans and advances to the Company on a revolving basis (i.e. subject to the limitations set forth herein, the Company may borrow, repay and re-borrow Revolving Loans). Such requests for loans and advances shall be in amounts not to exceed the lesser of (a) the Availability or (b) the Revolving Line of Credit. All requests for loans and advances must be received by an officer of CIT no later than noon, New York time, of the Business Day on which any such loans and advances are required; provided however, that during such time that there exists no Event of Default, to the extent that Company shall not request a loan or an advance on any day, Company hereby requests that CIT, only during the period that Availability is in excess of $500,000, advance to Company's designated bank account an amount equal to the lesser of (c) the Availability or (d) such amount as shall cause the aggregate of all Advances outstanding on such date to be not greater than $3,000,000. Should CIT for any reason honor requests for Overadvances, any such Overadvances shall be made in CIT's sole discretion and subject to any additional terms CIT deems necessary.

         3.2 In furtherance of the continuing assignment and security interest in the Company's Accounts and Inventory, the Company will, in connection with the creation of Accounts and purchase or acquisition of Inventory, deliver to CIT in such form and manner as CIT may reasonably require, solely for CIT's convenience in maintaining records of Collateral, at the expense of the Company on a daily basis schedules of Accounts created and on or before the third business day of each week, true and complete weekly schedules of Inventory created and/or acquired, relating to the prior week on a roll forward perpetual basis. The company shall also, at its expense deliver to CIT for the prior month: (a) on or before the tenth (10th) day of each month, true and complete Inventory reports; (b) on or before the tenth (10th) day of each month, true and complete monthly agings of its Accounts and accounts payable, (c) on or before the fifteenth (15th) day of each month, such additional confirmatory schedules of Accounts and Inventory as CIT may reasonably request, all in form and substance satisfactory to CIT, and (d) on or before the fifteenth (15th) day of each month such other appropriate reports designating, identifying and describing the Accounts and Inventory as CIT may reasonable request. CIT may request any such information more frequently, from time to time, as it deems appropriate and necessary, upon its reasonable prior request. In addition, the Company shall provide CIT with copies of agreements with, or purchase orders from, the Company's customers, and copies of invoices to customers, proof of shipment or delivery, access to its computers, electronic media and software programs associated therewith (including any electronic records, contracts and signatures) and such other documentation and information relating to said Accounts and other Collateral as CIT may reasonably require. Failure to provide CIT with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. The Company hereby authorizes CIT to regard the Company's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Company's authorized officers or agents.

         3.3 The Company hereby represents and warrants that: each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to customers, made by the Company in the ordinary course of its business; the Inventory being sold, and the Trade Accounts Receivable created, are the exclusive property of the Company and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Trade Accounts Receivable are in the name of the Company; and the customers of the Company have accepted, or upon delivery will accept, the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which the Company has complied with the notification requirements of Paragraph 3.5 of this Section 3. The Company confirms to CIT that any and all Taxes or fees relating to its business, its sales, the Accounts or Inventory relating thereto, are its sole responsibility and that same will be paid by the Company when due, subject to Paragraph 7.6 of
Section 7 of this Financing Agreement, and that none of said Taxes or fees represent a lien on or claim against the Accounts. The Company hereby further represents and warrants that it shall not acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any of its customers or any other person, including pursuant to any bill and hold sale or otherwise, and that its Inventory is marketable to its customers in the ordinary course of business of the Company, except as it may otherwise report in writing to CIT pursuant to Paragraph 3.5 hereof from time to time. The Company also warrants and represents that it is a duly and validly existing corporation and is qualified in all states where the failure to so qualify would have an adverse effect on the business of the Company or the ability of the Company to enforce collection of Accounts due from customers residing in that state. The Company agrees to maintain such books and records regarding Accounts and Inventory as CIT may reasonably require and agrees that the books and records of the Company will reflect CIT's interest in the Accounts and Inventory. All of the books and records of the Company will be available to CIT at normal business hours, including any records handled or maintained for the Company by any other company or entity.

         3.4 Until CIT has advised the Company to the contrary after the occurrence of an Event of Default, the Company, at its expense, will enforce, collect and receive all amounts owing on the Accounts in the ordinary course of its business and any proceeds it so receives shall be subject to the terms hereof, and held on behalf of and in trust for CIT. Such privilege shall terminate at the election of CIT, upon the occurrence of an Event of Default. Any checks, cash, credit card sales and receipts, notes or other instruments or property received by the Company with respect to any Collateral, including Accounts, shall be held by the Company in trust for CIT, separate from the Company's own property and funds, and promptly turned over to CIT with proper assignments or endorsements by deposit to the Depository Accounts. The Company shall: (i) indicate on all of its invoices that funds should be delivered to and deposited in a Depository Account; (ii) direct all of its account debtors to deposit any and all proceeds of Collateral into the Depository Accounts; (iii) irrevocably authorize and direct any banks which maintain the Company's initial receipt of cash, checks, wire transfers and other items to promptly wire transfer all available funds to a Depository Account; and (iv) advise all such banks of CIT's security interest in such funds. The Company shall provide CIT with prior written notice of any and all deposit accounts opened or to be opened subsequent to the Closing Date. All amounts received by CIT which are identified by either the Company or CIT as "other than proceeds of Accounts" will be remitted to Company upon its request if same can be identified prior to application to the Obligations. All amounts received and retained by CIT in payment of Accounts will be credited to the Revolving Loan Account when CIT is advised by its bank of its receipt of "collected funds" at CIT's bank account in New York, New York on the Business Day of such advise if advised no later than 1:00 p.m. EST or on the next succeeding Business Day if so advised after 1:00 PM EST. No checks, drafts or other instrument received by

CIT shall constitute final payment to CIT unless and until such instruments have actually been collected.

         3.5 The Company agrees to notify CIT: (a) of any matters affecting the value, enforceability or collectibility of any Account and of all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, and of any adverse effect in the value of its Inventory, in its weekly and monthly Collateral reports (as applicable) provided to CIT hereunder, in such detail and format as CIT may reasonably require from time to time; and (b) promptly of any such matters which
(i) are material, as a whole, to the Accounts and/or the Inventory, or (ii) which adversely affect the value of any Account or Inventory in an amount of $50,000 or more. The Company agrees to issue credit memoranda promptly (with duplicates to be immediately forwarded to CIT) upon accepting returns or granting allowances. Upon the occurrence of an Event of Default (which is not waived in writing by CIT) and on notice from CIT, the Company agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Company, marked with CIT's name (as secured party) and held by the Company for CIT's account.

         3.6 CIT shall maintain a Revolving Loan Account on its books in which the Company will be charged with all loans and advances made by CIT to it or for its account, and with any other Obligations, including any and all costs, expenses and reasonable attorney's fees which CIT may incur in connection with the exercise by or for CIT of any of the rights or powers herein conferred upon CIT, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of CIT in connection with this Financing Agreement, the other Loan Documents or the Collateral assigned hereunder, or any Obligations owing by the Company. The Company will be credited with all amounts received by CIT from the Company or from others for the Company's account, including, as above set forth, all amounts received by CIT in payment of Accounts, and such amounts will be applied to payment of the Obligations as set forth herein. In no event shall prior recourse to any Accounts or other security granted to or by the Company be a prerequisite to CIT's right to demand payment of any Obligation. Further, it is understood that CIT shall have no obligation whatsoever to perform in any respect any of the Company's contracts or obligations relating to the Accounts.

         3.7 After the end of each month, CIT shall promptly send the Company a statement showing the accounting for the charges, loans, advances and other transactions occurring between CIT and the Company during that month. The monthly statements shall be deemed correct and binding upon the Company and shall constitute an account stated between the Company and CIT unless CIT receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.

         3.8 In the event that any requested advance exceeds Availability or the outstanding balance of Revolving Loans exceeds the lesser of the Borrowing Base or the Revolving Line of Credit, any such nonconsensual Overadvance shall be due and payable to CIT immediately upon CIT's demand therefor.

SECTION 4. INTENTIONALLY OMITTED

SECTION 5. INTENTIONALLY OMITTED

SECTION 6. COLLATERAL

         6.1 As security for the prompt payment in full of all Obligations, the Company hereby pledges and grants to CIT a continuing general lien upon, and security interest in, all of its:

         (A)      Accounts;

         (B)      Inventory;

         (C) General Intangibles; provided however, that the interest granted in General Intangibles by the Company to CIT shall be solely limited to the right to use such items constituting General Intangibles in connection with the liquidation of Inventory after the occurrence of an Event of Default and in connection with the direct collection of Accounts by CIT. The rights granted to CIT shall not include any right or interest to dispose of any indicia of ownership in any item constituting General Intangibles and such right granted to CIT shall be solely to use, as necessary, such items constituting General Intangibles in connection with the aforementioned liquidation of inventory and direct collection of Accounts by CIT. Further, nothing contained in this grant shall limit, in any way, the right or ability of the Company to issue licenses to or sell or transfer any item constituting General Intangibles provided that such licensure, sale or transfer does not impair CIT's right to the use of such items constituting General Intangibles in connection with the aforementioned liquidation of inventory and direct collection of Accounts;

         (D)      Documents of Title;

         (E)      Other Collateral;

         (F) All royalty payments due to Company from Mylan Pharmaceuticals Inc., provided however, that the right to receive and collect such royalty payments shall not be effective until after an Event of Default; and

         (G) All proceeds and products, whether tangible or intangible, of all of the foregoing, including proceeds of insurance covering any or all of the foregoing.

         6.2 The security interests granted hereunder shall extend and attach to:

         (A) All Collateral which is owned by the Company or in which the Company has any interest, whether held by the Company or others for its account, provided however that as to all royalty payments due to Company from Mylan Pharmaceuticals Inc., the right to receive and collect such royalty payments shall not be effective until after an Event of Default; and

         (B) All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either CIT or the Company from the Company's customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Company, or to the sale, promotion or shipment thereof.

         6.3 The Company agrees to safeguard, protect and hold all Inventory for CIT's account and make no disposition thereof except in the ordinary course of its business of the Company, as herein provided. The Company represents and warrants that Inventory will be sold and shipped by the Company to its customers only in the ordinary course of the Company's business, and then only on open account and on terms currently being extended by the Company to its customers, provided that, absent the prior written consent of CIT, the Company shall not sell Inventory on a consignment basis nor retain any lien or security interest in any sold Inventory. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Trade Accounts Receivable, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, CIT shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. The Company hereby agrees to immediately forward any and all proceeds of Collateral to the Depository Account, and to hold any such proceeds (including any notes and instruments), in trust for CIT pending delivery to CIT. The Company hereby irrevocably grants CIT a royalty free license to sell, or otherwise dispose or transfer, in accordance with Paragraph 10.3 of Section 10 of this Financing Agreement, and the applicable terms hereof, of any of the Inventory upon the occurrence of an Event of Default which has not been waived in writing by CIT.

         6.4 The rights and security interests granted to CIT hereunder are to continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Revolving Loan Account may from time to time be temporarily in a credit position, until the final payment in full to CIT of all Obligations and the termination of this Financing Agreement. Any delay, or omission by CIT to exercise any right hereunder shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by CIT. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

         6.5 Notwithstanding CIT's security interest in the Collateral and to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, CIT shall have the right in its sole discretion to determine which rights, liens, security interests or remedies CIT shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of CIT's rights hereunder.

         6.6 Any balances to the credit of the Company and any other property or assets of the Company in the possession or control of CIT may be held by CIT as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein, and any other lien or security interest CIT may have in any other assets of the Company, shall secure payment and performance of all now existing and future Obligations. CIT may in its discretion charge any or all of the Obligations to the Revolving Loan Account when due.

         6.7 The Company possess all General Intangibles and rights thereto necessary to conduct its business as conducted as of the Closing Date and the Company shall maintain its rights in, and the value of, the foregoing in the ordinary course of its business, including, without limitation, by making timely payment with respect to any applicable licensed rights. The Company shall deliver to CIT, and/or shall cause the appropriate party to deliver to CIT, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) of the Company as CIT shall require in connection with the liquidation of Inventory or collection of Accounts. The Company hereby irrevocably grants to CIT a royalty-free, non-exclusive license in the General Intangibles for the sole purpose, upon the occurrence of an Event of Default, of the right to: (i) advertise for sale and sell or transfer any Inventory bearing any of the General Intangibles, and (ii) make, assemble, prepare for sale or complete, or cause others to do so, any applicable raw materials or Inventory bearing any of the General Intangibles, including use of the Equipment for the purpose of completing the manufacture of unfinished goods, raw materials or work-in-process comprising Inventory, and apply the proceeds thereof to the Obligations hereunder, all as further set forth in this Financing Agreement.

SECTION 7. REPRESENTATIONS, WARRANTIES AND COVENANTS

         7.1 The Company warrants and represents that: (i) Schedule 1 hereto correctly and completely sets forth the Company's (A) chief executive office,
(B) Collateral locations, (C) tradenames, and (D) all the other information listed on said Schedule; (ii) except for the Permitted Encumbrances, after filing of financing statements in the applicable filing clerks office at the locations set forth in Schedule 1, this Financing Agreement creates a valid, perfected and first priority security interest in the Collateral and the security interests granted herein constitute and shall at all times constitute the first and only liens on the Collateral; (iii) except for the Permitted Encumbrances, the Company is, or will be, at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (iv) the Company will, at its expense, forever warrant and, at CIT's request, defend the same from any and all claims and demands of any other person other than a holder of a Permitted Encumbrance; and (v) the Company will not grant, create or permit to exist, any lien upon, or security interest in, the Collateral, or any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances.

         7.2 The Company agrees to maintain books and records pertaining to the Collateral in accordance with GAAP and in such additional detail, form and scope as CIT shall reasonably require. The Company agrees that CIT or its agents may enter upon the Company's premises at any time during normal business hours, and from time to time in its reasonable business judgement, for the purpose of inspecting the Collateral and any and all records pertaining thereto. The Company irrevocably authorizes all accountants and third parties to disclose and deliver directly to CIT, at the Company's expense, all financial statements and information, books, records, work papers, management reports and other information generated by them or in their possession regarding the Company and/or the Collateral. In the event that CIT requests a meeting with the Company's accountants, CIT agrees to provide reasonable prior notice to Company of the meeting and to allow a Company representative to attend such meeting as an observer. The Company agrees to afford CIT thirty (30) days prior written notice of any change in the location of any Collateral, other than to locations, that as of the Closing Date, are known to CIT and at which CIT has filed financing statements and otherwise fully perfected its liens thereon. The Company is also to advise CIT promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted to CIT therein.

         7.3 The Company agrees to: (a) execute and deliver to CIT, from time to time, solely for CIT's convenience in maintaining a record of the Collateral, such written statements, and schedules as CIT may reasonably require, designating, identifying or describing the Collateral; (b) provide CIT, on request, with an appraisal of the Inventory which appraisal shall be at the Company's expense and otherwise acceptable to CIT; provided, however, that prior to the occurrence of an Event of Default, CIT agrees that not more than two (2) such inventory appraisals per year shall be at Company's cost; nothing contained herein shall prevent CIT from performing or causing to have performed additional inventory appraisals at its expense; and (c) provide CIT, on request, but no more frequently than annually, an environmental audit report on its leasehold and fee interests, and its waste disposal practices, which report shall be (i) at the Company's expense and otherwise acceptable to CIT and (ii) not disclose or indicate any material liability (real or potential) stemming from the Company's premises, its operations, its waste disposal practices or waste disposal sites used by the Company. The Company's failure, however, to promptly give CIT such statements, or schedules shall not affect, diminish, modify or otherwise limit CIT's security interests in the Collateral.

         7.4 The Company agrees to comply with the requirements of all state and federal laws in order to grant to CIT valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances. CIT is hereby authorized by the Company to file (including pursuant to the applicable terms of the UCC) from time to time any financing statements, continuations or amendments covering the Collateral whether or not the Company's signature appears thereon. The

Company hereby consents to and ratifies any and all execution and/or filing of financing statements on or prior to the Closing Date by CIT. The Company agrees to do whatever CIT may reasonably request, from time to time, by way of: (a) filing notices of liens, financing statements, amendments, renewals and continuations thereof; (b) cooperating with CIT's agents and employees; (c) keeping Collateral records; (d) transferring proceeds of Collateral to CIT's possession; and (e) performing such further acts as CIT may reasonably require in order to effect the purposes of this Financing Agreement.

         7.5(a) The Company agrees to maintain insurance on the Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to CIT. All policies covering the Inventory are to be made payable to CIT, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as CIT may require to fully protect CIT's interest in the Inventory and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to CIT, premium prepaid, with the loss payable endorsement in CIT's favor, and shall provide for not less than thirty (30) days prior written notice to CIT of the exercise of any right of cancellation. At the Company's request, or if the Company fails to maintain such insurance, CIT may arrange for such insurance, but at the Company's expense and without any responsibility on CIT's part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. Upon the occurrence of an Event of Default which is not waived in writing by CIT, CIT shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CIT, have the sole right, in the name of CIT or the Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

         (b) In the event of any loss or damage by fire or other casualty, insurance proceeds relating to Inventory shall reduce the Company's Revolving Loans. Upon the occurrence of a Default or Event of Default, such Insurance Proceeds may be applied to the Obligations in such order as CIT may elect.

         7.6 The Company agrees to pay, when due, all Taxes, including sales taxes, assessments, claims and other charges lawfully levied or assessed upon the Company or the Collateral unless such Taxes are being diligently contested in good faith by the Company by appropriate proceedings and adequate reserves are established in accordance with GAAP. Notwithstanding the foregoing, if any lien shall be filed or claimed thereunder (a) for Taxes due the United States of America, or (b) which in CIT's opinion might create a valid obligation having priority over the rights granted to CIT herein, such lien shall not be deemed to be a Permitted Encumbrance hereunder and the Company shall immediately pay such tax and remove the lien of record. If the Company fails to do so promptly, then at CIT's election, CIT may (i) create an Availability Reserve in such amount as it may deem appropriate in its business judgement, or (ii) upon the occurrence of a Default or Event of Default, imminent risk of seizure, filing of any priority lien, forfeiture, or sale of the Collateral, pay Taxes on the Company's behalf, and the amount thereof shall be an Obligation secured hereby and due on demand.

         7.7 The Company: (a) agrees to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the business or operations of the Company, provided that the Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in CIT's reasonable opinion, materially and adversely effect CIT's rights or priority in the Collateral; (b) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the Collateral, the ownership and/or use of its real property and operation of its business, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Company; and (c) shall not be deemed to have breached any provision of this Paragraph 7.7 if (i) the failure to comply with the requirements of this Paragraph 7.7 resulted from good faith error or innocent omission, (ii) the Company promptly commences and diligently pursues a cure of such breach, and
(iii) such failure is cured within (30) days following the Company's receipt of notice of such failure, or if such cannot in good faith be cured within thirty
(30) days, then such breach is cured within a reasonable time frame based upon the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

         7.8 Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Company agrees that, unless CIT shall have otherwise consented in writing, the Company will furnish to CIT:
(a) within ninety (90) days after the end of each Fiscal Year of the Company, an audited Consolidated Balance Sheet, with a Consolidating Balance Sheet attached thereto, as at the close of such year, and statements of profit and loss, cash flow and reconciliation of surplus of the Company and its consolidated subsidiaries for such year, audited by independent public accountants selected by the Company and satisfactory to CIT if such accountants selected by the Company are not among the five (5) largest accounting firms in the United States; (b) within sixty (60) days after the end of each Fiscal Quarter a Consolidated Balance Sheet and Consolidating Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Company and its consolidated subsidiaries, certified by an authorized financial or accounting officer of the Company; (c) within thirty (30) days after the end of each month a Consolidated Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Company and all subsidiaries for such period, certified by an authorized financial or accounting officer of the Company; and (d) from time to time, such further information regarding the business affairs and financial condition of the Company and its consolidated subsidiaries as CIT may reasonably request, including, without limitation (i) the accountant's management practice letter and (ii) annual cash flow projections in form satisfactory to CIT. Each financial statement which the Company is required to submit hereunder must be accompanied by an officer's certificate, signed by the President, Vice President, Controller, or Treasurer, pursuant to which any one such officer must certify that: (x) the financial statement(s) fairly and accurately represent(s) the Company's financial condition at the end of the particular accounting period, as well as the Company's operating results during such accounting period, subject to year-end audit adjustments; and (y) during the particular accounting period: (A) there has been no Default or Event of Default under this Financing Agreement, provided, however, that if any such officer has knowledge that any such Default or Event of Default, has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer's certificate; (B) the Company has not received any notice of cancellation with respect to its property insurance policies; (C) the Company has not received any notice that could result in a material adverse effect on the value of the Collateral taken as a whole; and (D) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Financing Agreement.

         7.9 Until termination of the Financing Agreement and payment and satisfaction of all Obligations hereunder, the Company agrees that, without the prior written consent of CIT, except as otherwise herein provided, the Company will not:

         (a) Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Collateral, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

         (b) Incur or create any Indebtedness other than the Permitted Indebtedness;

         (c) Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) either all or substantially all of the Company's assets, which do not constitute Collateral;

         (d) Merge, consolidate or otherwise alter or modify its corporate name, principal place of business, structure, or existence, re-incorporate or re-organize, or enter into or engage in any operation or activity materially different from that presently being conducted by the Company, except that the Company may change its corporate name or address; provided that: (i) the Company shall give CIT thirty (30) days prior written notice thereof, and (ii) the Company shall execute and deliver, prior to or simultaneously with any such action, any and all documents and agreements requested by CIT to confirm the continuation and preservation of all security interests and liens granted to CIT hereunder;

         (e) Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

         (f) Declare or pay any dividend or distributions of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding, except that the Company may declare and pay dividends or distributions in the ordinary course of its business provided there is then no existing Default or Event of Default, and provided further that after giving effect to any such dividend or distribution the Company has at least $250,000 in Availability for the thirty (30) day period preceding such distribution or dividend;

         (g) Make any advance or loan to, or any investment in, any firm, entity, person or corporation other than advances to employees for travel expenses; or

         (h) Pay any management, consulting or other similar fees to any person, corporation or other entity affiliated with the Company other than on normal, fair and reasonable business terms, consistent with similarly situated businesses.

                  7.10 Until termination of the Financing Agreement and payment and satisfaction in full of all Obligations hereunder, the Company shall maintain at all times during each Fiscal Year ending below a Net Worth of not less than the amount set forth below for the applicable period:

         FISCAL YEAR                                          NET WORTH
         -----------                                          ---------
         (i )  For the Fiscal Year ending
         December 31, 2001                                    $20,000,000
         (ii)  For the Fiscal Year ending
         December 31, 2002                                    $15,000,000
         (iii) For the Fiscal Year ending
         December 31, 2003                                    $ 7,000,000

         7.11 The Company agrees to advise CIT in writing of: (a) all expenditures (actual or anticipated) in excess of $50,000.00 from the budgeted amount therefor in any Fiscal Year for (i) environmental clean-up, (ii) environmental compliance or (iii) environmental testing; and (b) any notices the Company receives from any local, state or federal authority advising the Company of any environmental liability (real or potential) stemming from the Company's operations, its premises, its waste disposal practices, or waste disposal sites used by the Company and to provide CIT with copies of all such notices if so required.

         7.12 The Company hereby agrees to indemnify and hold harmless CIT and its officers, directors, employees, attorneys and agents (each an "Indemnified Party") from, and holds each of them harmless against, any and all losses, liabilities, obligations, claims, actions, damages, costs and expenses (including attorney's fees) and any payments made by CIT pursuant to any indemnity provided by CIT with respect to or to which any Indemnified Party could be subject insofar as such losses, liabilities, obligations, claims, actions, damages, costs, fees or expenses with respect to the Loan Documents, including without limitation those which may arise from or relate to: (a) the Depository Account, the Blocked Accounts, the lockbox and/or any other depository account and/or the agreements executed in connection therewith; and (b) any and all claims or expenses asserted against CIT as a result of any environmental pollution, hazardous material or environmental clean-up; or any claim or expense which results from the Company's operations (including, but not limited to, the Company's off-site disposal practices), which CIT may sustain or incur (other than solely as a result of the physical actions of CIT on the Company's premises which are determined to constitute gross negligence or willful misconduct by a court of competent jurisdiction), all whether through the alleged or actual negligence of such person or otherwise, except and to the extent that the same results solely and directly from the gross negligence or willful misconduct of such Indemnified Party as finally determined by a court of competent jurisdiction. The Company hereby agrees that this indemnity shall survive termination of this Financing Agreement, as well as payments of Obligations which may be due hereunder. CIT may, in its sole business judgement, establish such Availability Reserves with respect thereto as it may deem advisable under the circumstances and, upon any termination hereof, hold such reserves as cash reserves for any such contingent liabilities.

         7.13 Without the prior written consent of CIT, the Company agrees that it will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with any affiliate, other than a subsidiary of the Company, provided that, except as otherwise set forth in this Financing Agreement, the Company may enter into sale and service transactions and consulting agreements in the ordinary course of its business and pursuant to the reasonable requirements of the Company, and upon standard terms and conditions and fair and reasonable terms, no less favorable to the Company than the Company could obtain in a comparable arms length transaction with an unrelated third party, provided further that no Default or Event of Default exists or will occur hereunder prior to and after giving effect to any such transaction.

SECTION 8. INTEREST, FEES AND EXPENSES

         8.1 (a) Interest shall be payable monthly as of the end of each month in an amount equal to the Chase Bank Rate plus one percent (1.0%) per annum on the greater of (i) $3,000,000.00 or (ii) on the average of the net balances owing by the Company to CIT in the Revolving Loan Account at the close of each day during such month. In the event of any change in said Chase Bank Rate, the rate hereunder shall change, as of the date of such change, so as to remain one percent (1.0%) above the Chase Bank Rate. The rate hereunder shall be calculated based on a 360-day year. CIT shall be entitled to charge the Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.

         (b) Notwithstanding any provision to the contrary contained in this section 8, in the event that the outstanding Revolving Loans exceed the lesser of either (x) the maximum aggregate amount available under Section 3 of this Financing Agreement or (y) the Revolving Line of Credit: (A) as a result of Revolving Loans advanced by CIT at the request of the Company (herein "Requested Overadvances"), for five (5) or more days in any month, or (B) for any other reason whatsoever (herein "Other Overadvances") and such Other Overadvances continue for five (5) or more days in any month , the average net balance of all Revolving Loans for such month shall bear interest at the Overadvance Rate.

         (c) Upon and after the occurrence of an Event of Default and the giving of any required notice by CIT in accordance with the provisions of Section 10, Paragraph 10.2 hereof, all Obligations shall bear interest at the Default Rate of Interest.

         8.2 Intentionally Omitted

         8.3 Intentionally Omitted

         8.4 Intentionally Omitted

         8.5 The Company shall reimburse or pay CIT, as the case may be, for:
(a) all Out-of-Pocket Expenses and (b) any applicable Documentation Fee.

         8.6 Upon the last Business Day of each month, commencing on January 31, 2001, the Company shall pay to CIT (i) the Line of Credit Fee, and (ii) interest. Interest will be computed at the rate, and in the manner, set forth in Paragraph 8.1 of this Financing Agreement.

         8.7 To induce CIT to enter into this Financing Agreement and to extend to the Company the Revolving Loan, the Company shall pay to CIT a Loan Facility Fee in the amount of $90,000.00 on the Closing Date.

         8.8 On the Closing Date and each anniversary of the Closing Date thereafter, the Company shall pay to CIT the Administrative Management Fee in the amount of $25,000.00. Upon early termination no rebate or refund of the annual Administrative Management Fee shall occur.

         8.9 The Company shall pay CIT's standard charges and fees for CIT's personnel used by CIT for reviewing the books and records of the Company and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral (which fees shall be in addition to the Administrative Management Fee and any Out-of-Pocket Expenses).

         8.10 The Company hereby authorizes CIT to charge the Revolving Loan Account with the amount of all payments due hereunder as such payments become due. The Company confirms that any charges which CIT may so make to the Revolving Loan Account as herein provided will be made as an accommodation to the Company and solely at CIT's discretion.

         8.11 In the event that CIT (or any financial institution which may from time to time become a lender hereunder) shall have determined in the exercise of its reasonable business judgement that, subsequent to the Closing Date, any change in applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof, or compliance by CIT with any new request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on CIT's capital as a consequence of its obligations hereunder to a level below that which CIT could have achieved but for such adoption, change or compliance (taking into consideration CIT's policies with respect to capital adequacy) by an amount reasonably deemed by CIT to be material, then, from time to time, the Company shall pay no later than five (5) days following demand to CIT such additional amount or amounts as will compensate CIT for such reduction. In determining such amount or amounts, CIT may use any reasonable averaging or attribution methods. The protection of this Paragraph 8.11 shall be available to CIT regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of CIT setting forth such amount or amounts as shall be necessary to compensate CIT with respect to this Section 8 and the calculation thereof when delivered to the Company shall be conclusive on the Company absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event CIT has exercised its rights pursuant to this paragraph, and subsequent thereto determines that the additional amounts paid by the Company in whole or in part exceed the amount which CIT actually required to be made whole, the excess, if any, shall be returned to the Company by CIT.

         8.12. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by CIT with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

         (a) subject CIT to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to CIT of principal, fees, interest or any other amount payable hereunder or under any other documents (except for taxes on the income of CIT, changes in the rate of tax on the overall net income of CIT by the federal government or the jurisdiction in which it maintains its principal office);

         (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by CIT by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

         (c) impose on CIT any other condition with respect to this Financing Agreement or any other document, and the result of any of the foregoing is to increase the cost to CIT of making, renewing or maintaining its loans hereunder by an amount that CIT deems to be material in the exercise of its reasonable business judgement or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans by an amount that CIT deems to be material in the exercise of its reasonable business judgement, then, in any case the Company shall pay CIT, within five (5) days following its demand, such additional cost or such reduction, as the case may be. CIT shall certify the amount of such additional cost or reduced amount to the Company and the calculation thereof and such certification shall be conclusive upon the Company absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event CIT has exercised its rights pursuant to this paragraph, and subsequent thereto determine that the additional amounts paid by the Company in whole or in part exceed the amount which CIT actually required pursuant hereto, the excess, if any, shall be returned to the Company by CIT.

SECTION 9. POWERS

         The Company hereby constitutes CIT, or any person or agent CIT may designate, as its attorney-in-fact, at the Company's cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all Obligations to CIT have been paid in full:

         (a) To receive, take, endorse, sign, assign and deliver, all in the name of CIT or the Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

         (b) To receive, open and dispose of all mail addressed to the Company and to notify postal authorities to change the address for delivery thereof to such address as CIT may designate;

         (c) To request from customers indebted on Accounts at any time, in the name of CIT information concerning the amounts owing on the Accounts;

         (d) To request from customers indebted on Accounts at any time, in the name of the Company, in the name of certified public accountant designated by CIT or in the name of CIT's designee, information concerning the amounts owing on the Accounts;

         (e) To transmit to customers indebted on Accounts notice of CIT's interest therein and to notify customers indebted on Accounts to make payment directly to CIT for the Company's account; and

         (f) To take or bring, in the name of CIT or the Company, all steps, actions, suits or proceedings deemed by CIT necessary or desirable to enforce or effect collection of the Accounts.

         Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b) and (f) above may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by CIT.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

         10.1 Notwithstanding anything hereinabove to the contrary, CIT may terminate this Financing Agreement immediately upon the occurrence of any of the following Events of Default:

         (a) cessation of the business of the Company or the calling of a meeting of the creditors of the Company for purposes of compromising the debts and obligations of the Company; or

         (b) the failure of the Company to generally meet its debts as they mature; or

         (c) (i) the commencement by the Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; (ii) the commencement against the Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of the Company, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within ten (10) days and dismissed and vacated within thirty (30) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or the Company shall take action to authorize or effect any of the actions in any such proceeding; or (iii) the commencement (x) by the Company's subsidiaries, or any one of them, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any applicable state law, or (y) against the Company's subsidiaries, or any one of them, of any involuntary bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under applicable law, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within ten (10) days and dismissed or vacated within thirty (30) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or the Company's subsidiaries, or any one of them, shall take action to authorize or effect any of the actions in any such proceeding; or

         (d) breach by the Company of any warranty, representation or covenant contained herein (other than those referred to in sub-paragraph (e) below) or in any other written agreement between the Company or CIT, provided that such Default by the Company of any of the warranties, representations or covenants referred in this clause (d) shall not be deemed to be an Event of Default unless and until such Default shall remain unremedied to CIT's satisfaction for a period of ten (10) days from the date of such breach; or

         (e) breach by the Company of any warranty, representation or covenant of Paragraphs 3.3 (other than the fourth sentence of Paragraph 3.3) and 3.4 of Section 3 hereof; Paragraphs 6.3 and
                  6.4 (other than the first sentence of Paragraph 6.4) of
                  Section 6 hereof; Paragraphs 7.1, 7.5, 7.6, and 7.8 through
                  7.13 hereof; or

         (f) failure of the Company to pay any of the Obligations on the due date thereof, provided that nothing contained herein shall prohibit CIT from charging such amounts to the Revolving Loan Account on the due date thereof; or

         (g) the Company shall (i) engage in any "prohibited transaction" as defined in ERISA, (ii) have any "accumulated funding deficiency" as defined in ERISA, (iii) have any "reportable event" as defined in ERISA, (iv) terminate any "plan", as defined in ERISA or (v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any "plan", as defined in ERISA, and with respect to this sub-paragraph (h) such event or condition (x) remains uncured for a period of thirty (30) days from date of occurrence and
                  (y) could, in the reasonable opinion of CIT, subject the Company to any tax, penalty or other liability material to the business, operations or financial condition of the Company; or

         (h) the occurrence of any default or event of default (after giving effect to any applicable grace or cure periods) under any instrument or agreement for Indebtedness of the Company having a principal amount in excess of $250,000; or

         (i) any judgment or judgments aggregating in excess of $100,000.00 or any injunction or attachment is obtained or enforced against Company and which remains unstayed for more than ten
                  (10) Business Days; or

         (j) If Jennifer Good ceases for any reason whatsoever (other than as a result of death or dismissal for fraud, defalcation, embezzlement or the like) to be actively engaged as Vice President-Finance and Chief Financial Officer in the management of the Company and an acceptable replacement is not employed within 180 days of the cessation of employment of Jennifer Good, or if Tod R. Hamachek ceases for any reason whatsoever (other than as a result of death or dismissal for fraud, defalcation, embezzlement or the like) to be actively engaged as Chairman of the Board or Chief Executive Officer in the management of the Company and an acceptable replacement is not employed within 180 days of the cessation of employment of Tod R. Hamachek.

         10.2 Upon the occurrence of a Default and/or an Event of Default, at the option of CIT, all loans, advances and extensions of credit provided for in
Section 3 of this Financing Agreement shall be thereafter in CIT's sole discretion and the obligation of CIT to make Revolving Loans shall cease unless such Default is cured to CIT's satisfaction or Event of Default is waived in writing by CIT, and at the option of CIT upon the occurrence of an Event of
Default: (a) all Obligations shall become immediately due and payable; (b) CIT may charge the Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 8 of this Financing Agreement, and (c) CIT may immediately terminate this Financing Agreement upon notice to the Company; provided, however, that upon the occurrence of an Event of Default listed in Paragraph 10.1(c) of this Section 10, this Financing Agreement shall automatically terminate and all Obligations shall become due and payable, without any action, declaration, notice or demand by CIT. The exercise of any option is not exclusive of any other option, which may be exercised at any time by CIT.

         10.3 Immediately upon the occurrence of any Event of Default, CIT may, to the extent permitted by law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including any electronic records, contracts and signatures pertaining thereto), documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or CIT may use, at the Company's expense, such of the Company's personnel, supplies or space at the Company's places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Company or CIT, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Company or CIT; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed Inventory, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at CIT's sole option and discretion, and CIT may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Company; (d) foreclose the security interests in the Collateral created herein or by the Loan Documents by any available judicial procedure, or to take possession of any or all of the Collateral, including any Inventory and/or Other Collateral without judicial process, and to enter any premises where any Inventory and/or Other Collateral may be located for the purpose of taking possession of or removing the same; and
(e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. CIT shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of the Company or CIT, or in the name of such other party as CIT may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as CIT in its sole discretion may deem advisable, and CIT, to the extent provided by law, shall have the right to purchase at any such sale. If any Inventory shall require preparation, CIT shall have the right, at its option, to do such of the preparation as is necessary, for the purpose of putting the Inventory in such saleable form as CIT shall deem appropriate and any such costs shall be deemed an Obligation hereunder. The Company agrees, at the request of CIT, to assemble the Inventory and to make it available to CIT at premises of the Company or elsewhere and to make available to CIT the premises and facilities of the Company for the purpose of CIT's taking possession of, removing or putting the Inventory in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from CIT's exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by CIT to the payment of the Obligations, whether due or to become due, in such order as CIT may elect, and the Company shall remain liable to CIT for any deficiencies, and CIT in turn agrees to remit to the Company or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. The Company hereby indemnifies CIT and holds CIT harmless from any and all costs, expenses, claims, liabilities, Out-of-Pocket Expenses or otherwise, incurred or imposed on CIT by reason of the exercise of any of its rights, remedies and interests hereunder, including, without limitation, from any sale or transfer of Collateral, preserving, maintaining or securing the Collateral, defending its interests in Collateral (including pursuant to any claims brought by the Company, the Company as debtor-in-possession, any secured or unsecured creditors of the Company, any trustee or receiver in bankruptcy, or otherwise), and the Company hereby agrees to so indemnify and hold CIT harmless, absent CIT's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The foregoing indemnification shall survive termination of this Financing Agreement until such time as all Obligations (including the foregoing) have been finally and indefeasibly paid in full. In furtherance thereof CIT, may establish such reserves for Obligations hereunder (including any contingent Obligations) as it may deem advisable in its reasonable business judgement.

SECTION 11. TERMINATION

         Except as otherwise permitted herein, CIT may terminate this Financing Agreement only as of the initial or any subsequent Anniversary Date and then only by giving the Company at least sixty (60) days prior written notice of termination. Notwithstanding the foregoing CIT may terminate the Financing Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in Paragraph 10.1(c) of
Section 10 of this Financing Agreement, this Financing Agreement shall terminate in accordance with paragraph 10.2 of Section 10. This Financing Agreement, unless terminated as herein provided, shall automatically continue from Anniversary Date to Anniversary Date. The Company may terminate this Financing Agreement at any time upon sixty (60) days' prior written notice to CIT, provided that the Company pays to CIT immediately on demand an Early Termination Fee. In the event of a sale of a substantial portion of the assets of Company, the Company may terminate this Financing Agreement at any time upon thirty (30) days' prior written notice to CIT, provided that the Company pays to CIT immediately on demand an Early Termination Fee. All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, CIT may withhold any balances in the Company's account (unless supplied with an indemnity satisfactory to CIT) to cover all of the Obligations, whether absolute or contingent, including, but not limited to, cash reserves for any contingent Obligations.

SECTION 12. MISCELLANEOUS

         12.1 Except as specifically provided for here, the Company hereby waives diligence, notice of intent to accelerate, notice of acceleration, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of CIT or the Company to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by CIT of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

         12.2 This Financing Agreement and the Loan Documents executed and delivered in connection therewith constitute the entire agreement between the Company and CIT; supersede any prior agreements; can be changed only by a writing signed by both the Company and CIT; and shall bind and benefit the Company and CIT and their respective successors and assigns.

         12.3 In no event shall the Company, upon demand by CIT for payment of any Indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, CIT shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If CIT ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Company. This paragraph shall control every other provision hereof, the Loan Documents and of any other agreement made in connection herewith.

         12.4 If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

         12.5 THE COMPANY AND CIT EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL CIT BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

         12.6 Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (provided that, any electronic communications from the Company with respect to any request, transmission, document, electronic signature, electronic mail or facsimile transmission shall be deemed binding on the Company for purposes of this Financing Agreement, provided further that any such transmission shall not relieve the Company from any other obligation hereunder to communicate further in writing), and shall be deemed to have been validly served, given or delivered when hand delivered or sent by facsimile, or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows:

         (A) if to CIT, at:

                  The CIT Group/Business Credit, Inc.
                  1211 Avenue of the Americas
                  22nd Floor
                  New York, New York 10036
                  Attn:  Regional Credit Manager
                  Fax No.: 212-536-1295

         (B) if to the Company at:

                  Penwest Pharmaceuticals Co.
                  2981 Route 22
                  Patterson, New York 12563-9970
                  Attn: Jennifer L. Good, Vice President-Finance and
                        Chief Financial Officer
                  845-878-3498 (fax)

With a courtesy copy of any material notice to the Company's counsel at:

                  Steven Singer, Esq.
                  Hale and Dorr
                  60 State Street
                  Boston, Massachusetts 02109
                  617-526-5000 (fax)


provided, however, that the failure of CIT to provide the Company's counsel with a copy of such notice shall not invalidate any notice given to the Company and shall not give the Company any rights, claims or defenses due to the failure of CIT to provide such additional notice.

         12.7 THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

         12.8 a. CONCERNING REVISED ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE. The parties acknowledge and agree to the following provisions of this Agreement in anticipation of the possible application, in one or more jurisdiction's to the transactions contemplated hereby, of the revised Article 9 of the Uniform Commercial Code in the form or substantially in the form approved by the American Law Institute and the National Conference of Commissioners on Uniform State Law and contained in the 1999 Official Text of the Uniform Commercial Code ("Revised Article 9").

         b. ATTACHMENT. In applying the law of any jurisdiction in which Revised
Article 9 is
in effect, the Collateral of the Debtor, whether or not within the scope of Revised Article 9. The Collateral shall include, without limitation, the following categories of assets as defined in Revised Article 9: inventory, instruments arising from the sale of inventory or the collection of Accounts (including promissory notes), documents arising from the sale of inventory or the collection of Accounts, accounts, chattel paper (whether tangible or electronic), deposit accounts arising from the sale of inventory or the collection of Accounts, letter-of-credit rights arising from the sale of inventory or the collection of Accounts (whether or not the letter of credit is evidenced by a writing), general intangibles arising from the sale of inventory or the collection of Accounts (including payment intangibles), supporting obligations and any and all proceeds of any thereof, wherever located, whether now owned and hereafter acquired.

         c. ADDITIONAL GRANT OF SECURITY INTEREST IN SPECIFIED PROPERTY. Debtor acknowledges and agrees that in anticipation of the possible application, in one or more jurisdictions of the revised Article 9 of the Uniform Commercial Code in the form or substantially in the form approved by the American Law Institute and the National Conference of Commissioners on Uniform State Law and contained in the 1999 Official Text of the Uniform Commercial Code ("Revised Article 9") that the Debtor, in addition to the items previously described as constituting Collateral hereby gives, grants, bargains, assigns and confirms that it has granted a security interest in the following now owned or hereafter acquired and wherever located properties, assets and rights of the Debtor:

         All other rights, arising from the sale or disposition of Inventory or collection of Accounts, to payment of money, insurance refund claims and other insurance claims and proceeds, tort claims, electronic chattel paper, securities and other investment property, rights to proceeds of letters of credit, letter of credit rights, supporting obligations of every nature.

Debtor acknowledges and agrees that, with respect to any term used herein that is defined in either (a) Article 9 of the Uniform Commercial Code as in force in the jurisdiction in which this financing statement was signed by the Debtor at the time that it was signed or (b) Article 9 as in force at any relevant time in the jurisdiction in which this financing statement is filed, the meaning to be ascribed thereto with respect to any particular item of property shall be that under the more encompassing of the two definitions.

         d. PERFECTION BY FILING. The Secured Party may at any time and from time to time, pursuant to the provisions of Section 7.4 hereof, file financing statements, continuation statements and amendments thereto that describe the Collateral as all assets of the Debtor or words of similar effect and which contain any other information required by Part 5 of Revised Article 9 for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Debtor is an organization, the type of organization and any organization identification number issued to the Debtor. The Debtor agrees to furnish any such information to the Secured Party promptly upon request. Any such financing statements, continuation statements or amendment may be signed by the Secured Party on behalf of the Debtor, as provided in Section 7.4 hereof, and may be filed at any time in any jurisdiction whether or not Revised Article 9 is then in effect in that jurisdiction.

         e. OTHER PERFECTION, ETC. The Debtor shall at any time and from time to time, whether or not Revised Article 9 is in effect in any particular jurisdiction, take such steps as the Secured Party may reasonably request for the Secured Party (a) to obtain an acknowledgment, in form and substance satisfactory to the Secured Party, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for the Secured Party, (b) to obtain "control" of any deposit accounts, letter-of-credit rights or electronic chattel paper (as such terms are defined in Revised Article 9 with corresponding provisions in Rev. ss.ss. 9-104, 9-105, 9-106 and 9-107 relating to what constitutes "control" for such items of Collateral) arising from the sale of inventory or the collection of Accounts, and (c) otherwise to insure the continued perfection and priority of the Secured Party's security interest in any of the Collateral and of the preservation of its rights therein, whether in anticipation and following the effectiveness of Revised Article 9 in any jurisdiction.

         f. OTHER PROVISIONS. In applying the law of any jurisdiction in which Revised Article 9 is in effect, the following references to sections of existing
Article 9 of that jurisdiction shall be to the Revised Article 9 Section of that jurisdiction as indicated below:

--------------------------------------------------------------------------------
Existing Article 9                    Revised Article 9
--------------------------------------------------------------------------------
ss.9-103(3)                           Rev.ss.9-102(a)(34)
--------------------------------------------------------------------------------
ss.9-207                              Rev.ss.9-207
--------------------------------------------------------------------------------
ss.ss.8-106 and 9-115 (1994)          Rev.ss.ss.8-106 and 9-106
--------------------------------------------------------------------------------
ss.9-504(1)(c)                        Rev.ss.ss.9-608(a)(1)(C) and 9-615(a)(3)
--------------------------------------------------------------------------------

         g. SAVINGS CLAUSE. Nothing contained in this Section shall be construed to narrow the scope of the Secured Party's security interest in any of the Collateral or the perfection or priority thereof or to impair or otherwise limit any of the rights, powers, privileges or remedies of the Secured Party hereunder except (and then only to the extent) mandated by Revised Article 9 to the extent then applicable.

         IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be effective, executed, accepted and delivered at New York, New York, by their proper and duly authorized officers as of the date set forth above.

PENWEST PHARMACEUTICALS CO.                THE CIT GROUP/
                                           BUSINESS CREDIT, INC.

By: /s/ Jennifer L. Good                   By: /s/ Eddy L. Milstein-V.P.
   --------------------------------           --------------------------------
Jennifer L. Good
Vice President-Finance and
   Chief Financial Officer

                       SCHEDULE 1 - COLLATERAL INFORMATION

EXACT COMPANY NAME IN STATE OF ORGANIZATION:

PENWEST PHARMACEUTICALS CO.

STATE OF INCORPORATION OR FORMATION:

WASHINGTON

FEDERAL TAX I.D. NO.

91-1513032

CHIEF EXECUTIVE OFFICE:

2981 Route 22
Patterson, New York 12563-9970

COLLATERAL LOCATIONS:

2981 Route 22, Patterson, New York 12563-9970
801 First Avenue, Cedar Rapids, Iowa 52404
Roe Movers, 7 Tucker Drive, Poughkeepsie, New York 12603-1645
Strugar, 2867 South Vail Avenue, Commerce, California 90040-2613
CRT & S, 3350 10th Street SW, Cedar Rapids, Iowa 52404-3936
CR Transfer, 1201 9th Street SW, Cedar Rapids, Iowa 52404
OT Delivery System, 1 Lawrence Street, Ardsley, New York 10502-2603